Exhibit 99.1

LodgeNet Expands Agreement With Hilton

TV Internet Services and Time-Shifted TV Programming

To Be Added to Current Digital Interactive Service Offerings

SIOUX FALLS S.D. Aug. 5 - LodgeNet Entertainment Corporation (NASDAQ: LNET), the largest provider of broadband, interactive television services to the United States hospitality industry, today announced that it has expanded its master services agreement with Hilton Hotels Corporation (NYSE: HLT). In addition to the digital on-demand movies, music, games and other interactive television services already delivered to Hilton through a contract signed in October 2000, LodgeNet will now also provide television-based Internet access and time-shifted TV programming services to participating hotels. The existing seven-year contracts with installed Hilton-owned properties, encompassing approximately 24,000 rooms, will also be extended by six months pursuant to the agreement. LodgeNet has agreed to pay Hilton six payments over a five-year period, which have a present value of approximately $6.5 million and will total $9 million over time, in return for the extension of the Hilton property contracts and certain other economic benefits LodgeNet receives under the revised agreement, including the regained right to independently pursue and develop interactive television content throughout LodgeNet’s entire room base.

LodgeNet also announced today that it has mutually agreed with co-owner, Hilton Hotels, to dissolve InnMedia LLC., the joint venture set up between LodgeNet and Hilton in October 2000 to provide TV Internet service and time-shifted television to the lodging industry. In addition, in connection with the dissolution of Inn-Media, the lawsuit filed by InnMedia against LodgeNet in April 2002 has been dismissed.

As part of the master services agreement entered into with Hilton Hotels in October 2000, LodgeNet was named the exclusive provider of interactive television services to Hilton-owned hotels and the preferred provider of interactive television services for Hilton’s more than 1,600 managed and franchised hotels, representing nearly 250,000 rooms in the United States and Canada. Hilton’s family of brands includes Hilton®, Doubletree®, Embassy Suites Hotels®, Hampton Inn®, Hampton Inn & Suites®, Hilton Garden Inn®, Homewood Suites® by Hilton, and Conrad Hotels®.

“The expansion of our agreement with Hilton reaffirms our commitment to Hilton, its hotels and their guests,” said Scott C. Petersen, president and CEO of LodgeNet Entertainment Corporation. “We appreciate the opportunity and look forward to providing the entire Hilton family of brands with our expanding array of new interactive television services.”

“We view the in-room entertainment experience as being fundamental to our future customer relations strategy,” said Dennis Koci, Senior Vice President of Operations Support for Hilton. “We are pleased to have finalized our new agreement and look forward to working with

LodgeNet in achieving these goals and offering LodgeNet’s enhanced interactive television services to our guests.”

About Hilton

Hilton Hotels Corporation is recognized internationally as a preeminent hospitality company. The company develops, owns, manages or franchises more than 2,000 hotels, resorts and vacation ownership properties. Its portfolio includes many of the world’s best known and most highly regarded hotel brands, including Hilton, Doubletree, Embassy Suites Hotels, Hampton Inn, Hampton Inn & Suites, Hilton Garden Inn, Homewood Suites by Hilton, and Conrad Hotels. For more information on the Hilton family of brands, please visit http://www.hilton.com.

About LodgeNet

LodgeNet Entertainment Corporation (http://www.lodgenet.com/) is the leading provider in the delivery of broadband, interactive services to the lodging industry, serving more hotel properties throughout the United States and Canada as well as select international markets than any other company in the industry. These services include on-demand digital movies, digital music and music videos, Nintendo® video games, high-speed Internet access and other interactive television services designed to serve the needs of the lodging industry and the traveling public. As one of the largest companies in the industry, LodgeNet provides service to more than 930,000 rooms (including more than 850,000 interactive guest pay rooms) in more than 5,600 hotel properties worldwide. More than 260 million travelers have access to LodgeNet systems on an annual basis. LodgeNet is listed on Nasdaq and trades under the symbol LNET.

NOTE: This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; greater than anticipated competitive pressures; supply and demand changes for hotel rooms; competitive conditions in the lodging industry; relationships with clients and property owners; the impact of government regulations; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.